Exhibit 10.1

Execution Version

EIGHTH AMENDMENT TO AMENDED AND RESTATED
LOAN AGREEMENT

This EIGHTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT, dated as of December 12, 2023 (this “Eighth Amendment”) to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of June 5, 2018 (as amended, restated, amended and restated, refinanced, replaced, supplemented, modified or otherwise changed from time to time, the “Loan Agreement”), by and among MOTORCAR PARTS OF AMERICA, INC., a corporation organized under the laws of the State of New York (“MPA”, and together with each Person organized under the laws of a State of the United States joined thereto as a borrower from time to time (other than Dixie US), collectively, the “US Borrowers”, and each, a “US Borrower”), D & V ELECTRONICS LTD., a corporation amalgamated and existing under the laws of the Province of British Columbia (“D&V”), DIXIE ELECTRIC LTD., a corporation amalgamated under the laws of Ontario (“Dixie Canada”), DIXIE ELECTRIC INC., a Delaware corporation (“Dixie US” and together with D&V, Dixie Canada and each Person organized under the laws of Canada joined thereto as a borrower from time to time, collectively, the “Canadian Borrowers”, and each, a “Canadian Borrower”; the Canadian Borrowers and the US Borrowers are referred to therein each as a “Borrower” and collectively as “Borrowers”), each Person joined thereto as a guarantor from time to time, the financial institutions which are now or which thereafter become a party thereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

Borrowers, Agent and the Lenders are party to the Loan Agreement pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement, and Agent and Lenders agree to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Defined Terms.  Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

2.           Amendments.  Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a)      Section 1.2 of the Loan Agreement is hereby amended by inserting the following new defined terms in appropriate alphabetical order:

“Average Undrawn Availability” shall mean, as of any date of determination, the average daily Undrawn Availability for the most recently completed calendar quarter, or such other period of days as the context may require.

“Early Termination Fee” shall have the meaning set forth in Section 13.1 hereof.

“Eighth Amendment” means that certain Eighth Amendment to Amended and Restated Loan Agreement, dated as of the Eighth Amendment Effective Date, by and among Borrowers, Agent and the Lenders party thereto.

“Eighth Amendment Effective Date” means December 12, 2023.

“Eighth Amendment Fee Letter” shall mean the fee letter dated as of the Eighth Amendment Effective Date between Agent and Borrowing Agent.

“FCCR Covenant Trigger Period” shall mean each period beginning on a date when the sum of (x) Undrawn Availability plus (y) the lesser of (A) Suppressed Availability and (B) $8,000,000 is less than 22.5% of the Maximum Revolving Advance Amount and ending on such date as the sum of (x) Undrawn Availability plus (y) the lesser of (A) Suppressed Availability and (B) $8,000,000 is equal to or greater than 22.5% of the Maximum Revolving Advance Amount for thirty (30) consecutive days.

“Suppressed Availability” at a particular date shall mean the amount by which (i) the sum of the US Formula Amount plus the Canadian Formula Amount exceeds (ii) the Maximum Revolving Advance Amount.

(b)        Section 1.2 of the Loan Agreement is hereby further amended by amending and restating the following defined terms in their entirety as follows:

“Applicable Margin” shall mean, commencing on the Seventh Amendment Effective Date, and thereafter until the date immediately prior to the Eighth Amendment Effective Date, for each type of Advance, the applicable percentage per annum set forth in the pricing table below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR TERM SOFR RATE LOANS
Revolving Advances, Swing Loans	Revolving Advances
2.25%	3.25%

Commencing on the Eighth Amendment Effective Date, the Applicable Margin shall initially be as set forth in the pricing table below corresponding to the Average Undrawn Availability for Level III, and thereafter effective as of the first Business Day following each calendar quarter-end thereafter (each such day, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percentage per annum set forth in the pricing table below corresponding to the Average Undrawn Availability for the most recently completed calendar quarter prior to the applicable Adjustment Date as determined by the Agent’s system of record:

Level	Average Undrawn Availability	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR TERM SOFR RATE LOANS
I	Greater than 66.67% of the Maximum Revolving Advance Amount	1.75%	2.75%
II	Greater than or equal to 33.33% of the Maximum Revolving Advance Amount but less than or equal to 66.67% of the Maximum Revolving Advance Amount	2.00%	3.00%
III	Less than 33.33% of the Maximum Revolving Advance Amount	2.25%	3.25%

Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default under Sections 10.1, 10.5(i) (solely with respect to a failure to comply with Section 6.5) or 10.7, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above, until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Average Undrawn Availability as determined by the Agent’s system of record.  Any increase in interest rates and/or other fees payable by the Loan Parties under the Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2(a) hereof.

“Revolving Interest Rate” shall mean with respect to Revolving Advances (a) that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) that are Term SOFR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Term SOFR Rate plus the SOFR Adjustment; provided that, with respect to any Revolving Advances outstanding immediately prior to the Eighth Amendment Effective Date which are Term SOFR Rate Loans, the Revolving Interest Rate applicable thereto shall continue to be the “Revolving Interest Rate” established at the time each such Revolving Advance was made until the end of the applicable Interest Period.

(c)          Section 1.2 of the Loan Agreement is hereby further amended by amending the definition of “Consolidated EBITDA” as follows:

(i)          amending and restating clause (b)(v) thereof in its entirety to provide as follows:

“(v) severance charges in an aggregate amount not to exceed (A) $1,000,000 for the fiscal year of Borrowers ending on March 31, 2021, (B) $500,000 for the fiscal year of Borrowers ending on March 31, 2022, (C) $2,000,000 for the fiscal year of Borrowers ending on March 31, 2023, (D) $2,250,000 for the fiscal year of Borrowers ending on March 31, 2024, (E) $2,000,000 for the fiscal year of Borrowers ending on March 31, 2025, and (F) $500,000 for any fiscal year of Borrowers thereafter,”

(ii)         amending and restating clause (b)(xiv) thereof in its entirety to provide as follows:

“(xiv) the amount of all costs, fees, and expenses incurred by Borrowers in connection with the Eighth Amendment (including any portion of the fees due and payable under the Eighth Amendment Fee Letter and any legal expenses incurred in connection with the Eighth Amendment, including any fees and legal expenses which have been charged directly as general and administrative expenses on the Borrowers’ profit and loss statement),”.

(d)        Section 1.2 of the Loan Agreement is hereby further amended by deleting the definitions of “Core Premium Asset” and “Premium To Inventory Purchases” therefrom.

(e)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating clause (d) of the definition of “Eligible Receivables” as follows:

“(d)       more than thirty (30) days have elapsed from the invoice due date;”

(f)          Section 1.2 of the Loan Agreement is hereby further amended by amending and restating clause (b)(vi) of the definition of “Fixed Charge Coverage Ratio” as follows: “[reserved]”.

(g)         Section 1.2 of the Loan Agreement is hereby further amended by amending the definition of “Permitted Intercompany Advances” to delete each reference to “$28,000,000” in clauses (a) and (b) thereof and inserting “$35,000,000” in lieu thereof.

(h)          Section 2.1(d) of the Loan Agreement is hereby amended and restated as follows:

“(d)      Eligible Mexican Inventory.  Outstanding Advances against Eligible Inventory that is located in Mexico shall be limited to $132,000,000 in the aggregate; provided, that upon recordation in Mexico of an amended Pledge Agreement, as required pursuant to Section 4 of the Eighth Amendment, the amount in this clause (d) shall automatically increase to $140,000,000.”

(i)          Section 4.6 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“4.6      Inspection of Premises.  Each Loan Party shall permit representatives and independent contractors of the Agent and each Lender (in the case of a Lender, coordinated through the Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, all at the expense of the applicable Loan Party and at such reasonable times during normal business hours (absent the existence of an Event of Default) and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party; provided, however, that (i) unless an Event of Default shall have occurred and be continuing, the applicable Loan Party will not be required to reimburse the expense of more than one (1) such visit for the Agent and the Lenders (or any of their respective representatives or independent contractors) in a year and (ii) notwithstanding the foregoing, at any time during a Trigger Period, the applicable Loan Party shall be obligated to reimburse the expense of one (1) additional such visit for the Agent and the Lenders (or any of their respective representatives or independent contractors).”

(j)          Section 6.5(a) of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“(a)      Fixed Charge Coverage Ratio.  During any FCCR Covenant Trigger Period, cause to be maintained as of the end of the most recent fiscal quarter end for which a Compliance Certificate has been delivered pursuant to Section 9.8 and for each subsequent fiscal quarter ending during any FCCR Covenant Trigger Period as to which a Compliance Certificate has been delivered pursuant to Section 9.8, a Fixed Charge Coverage Ratio of not less than 1.1:1.0, in each case measured on a rolling four (4) quarter basis.  By way of illustration, if an FCCR Covenant Trigger Period commenced on November 10, 2023, the Fixed Charge Coverage Ratio would on such day be tested as of the fiscal quarter ended June 30, 2023, and would also be tested as of the fiscal quarter ended September 30, 2023 at the time the Compliance Certificate for the fiscal quarter ended September 30, 2023 is delivered pursuant to Section 9.8, and would continue to be tested for each fiscal quarter ending thereafter in each case at the time the Compliance Certificate for each such fiscal quarter is delivered pursuant to Section 9.8 until the end of such FCCR Covenant Trigger Period, subject to future compliance with respect to any future FCCR Covenant Trigger Period.”

(k)          Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“13.1    Term; Prepayment.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 12, 2028 (the “Term”) unless sooner terminated as herein provided.  The Loan Parties may terminate this Agreement at any time upon fifteen (15) Business Days prior written notice (or such shorter period as the Agent may agree to in writing) to Agent upon payment in full of the Obligations and subject to payment of the Early Termination Fee (as defined hereinafter); provided that a notice of termination delivered by Borrowing Agent hereunder may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Advances, in which case such termination may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction (any such conditional notice of termination, a “Conditional Notice”); provided, however, that Borrowing Agent may not deliver a Conditional Notice hereunder more than twice in any fiscal quarter.  In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof, and this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Loan Parties shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) 0.50% of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the Eighth Amendment Effective Date to and including the date immediately preceding the first anniversary of the Eighth Amendment Effective Date, (y) 0.25% of the  Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the first anniversary of the Eighth Amendment Effective Date to and including the date immediately preceding the second anniversary of the Eighth Amendment Effective Date, and (z) 0.0% of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the second anniversary of the Eighth Amendment Effective Date.”

(l)          Exhibit 1.2(a) to the Loan Agreement is hereby amended in its entirety and replaced by Exhibit 1.2(a) annexed to this Eighth Amendment.

3.          Conditions to Effectiveness.  The effectiveness of this Eighth Amendment is subject to the fulfillment of each of the following conditions precedent (the date such conditions are fulfilled or are waived by Agent is hereinafter referred to as the “Eighth Amendment Effective Date”):

(a)         Representations and Warranties; No Event of Default.  After giving effect to this Eighth Amendment, the following statements shall be true and correct: (i) the representations and warranties contained in this Eighth Amendment, ARTICLE V of the Loan Agreement and in each Other Document, certificate, or other writing delivered to Agent or any Lender pursuant hereto or thereto on or prior to the Eighth Amendment Effective Date are true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of the Eighth Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (and in all respects if such representation and warranty is already qualified by materiality or by reference to a Material Adverse Effect) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Eighth Amendment Effective Date or would result from the Eighth Amendment becoming effective in accordance with its terms.

(b)       Execution of Amendment.  Agent and the Lenders shall have executed this Eighth Amendment and shall have received a counterpart to this Eighth Amendment, duly executed by each Loan Party.

(c)        Payment of Fees.  Borrowers shall have paid, on or before the Eighth Amendment Effective Date, (i) the amounts set forth in the Eighth Amendment Fee Letter, and (ii) all fees and invoiced costs and expenses (to the extent invoiced at least two (2) Business Days prior to the Eighth Amendment Effective Date) then payable by Borrowers pursuant to the Loan Documents, including, without limitation, Section 16.9 of the Loan Agreement.  All fees under this Section 3(c) shall be fully earned and payable as of the Eighth Amendment Effective Date, and may be charged by Agent to the U.S. Borrower’s Account on the Eighth Amendment Effective Date as a Revolving Advance.

(d)        Secretary’s Certificate and Authorizing Resolutions.  Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the date of this Eighth Amendment which shall certify (i) copies of resolutions of such Loan Party, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Eighth Amendment and each Other Document executed in connection with this Eighth Amendment to which such Loan Party is a party, and (y) the reaffirmation of the grant by such Loan Party of the security interests in and liens upon the Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Eighth Amendment and such Other Documents and (iii) that the copies of the Organizational Documents delivered to Agent on the Third Amendment Effective Date remain true, correct and complete as of the date of this Amendment (or, to the extent amended after the Third Amendment Effective Date, attaching true, correct and complete copies of such amended Organizational Documents).

(e)          Legal Opinion. Agent shall have received the executed legal opinion of (i) Latham & Watkins LLP, counsel to the Loan Parties and (ii) Stikeman Elliott LLP, Canadian counsel to the Loan Parties in each case, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the Eighth Amendment as Agent may reasonably require.

4.          Post-Closing Amendment to Mexican Pledge.  Within forty-five (45) days after the Eighth Amendment Effective Date (or such longer period of time as Agent shall agree in its sole discretion), Agent shall have received an amendment to the Mexican Pledge, in form and substance reasonably satisfactory to Agent, executed by Motorcar Mexico and duly recorded in Mexico.

5.	Representations and Warranties. Each Loan Party represents and warrants as follows:

(a)        Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Eighth Amendment, and to consummate the transactions contemplated hereby and by the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)       Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Eighth Amendment, and the performance of the Loan Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Organizational Documents or any Applicable Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)     Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance of this Eighth Amendment by the Loan Parties, and the performance of the Loan Agreement, as amended hereby.

(d)        Enforceability of this Eighth Amendment.  This Eighth Amendment and the Loan Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e)        Representations and Warranties; No Event of Default.  The statements in Section 3(a) of this Eighth Amendment are true and correct.

6.           Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Loan Agreement and the Other Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent and the Lenders’ rights, interests, security and/or remedies under the Loan Agreement and the Other Documents.  Accordingly, for and in consideration of the agreements contained in this Eighth Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Eighth Amendment Effective Date directly arising out of, connected with or related to this Eighth Amendment, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of Advances, or the management of such Advances or the Collateral.

7.	No Novation; Reaffirmation and Confirmation.

(a)         This Eighth Amendment does not extinguish the obligations for the payment of money outstanding under the Loan Agreement or discharge or release the lien or priority of any mortgage, security agreement, pledge agreement or any other security therefore.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Eighth Amendment shall be construed as a release or other discharge of the Loan Parties under the Loan Agreement, or the Other Documents, as amended hereby, from any of its obligations and liabilities as “Borrowers” thereunder.

(b)          Each Borrower hereby (i) acknowledge and reaffirm its obligations as set forth in each Loan Document, as amended hereby, (ii) agrees to continue to comply with, and be subject to, all of the terms, provisions, conditions, covenants, agreements and obligations applicable to it set forth in each Loan Document, as amended hereby, which remain in full force and effect, and (iii) confirms, ratifies and reaffirms that the security interest granted to Agent, for the benefit of Agent and the Lenders, pursuant to the Loan Documents, as amended hereby, in all of its right, title, and interest in all then existing and thereafter acquired or arising Collateral in order to secure prompt payment and performance of the Obligations, is continuing and is and shall remain unimpaired and continue to constitute a first priority security interest (subject to Permitted Liens) in favor of Agent, for the benefit of Agent and the Lenders, with the same force, effect and priority in effect both immediately prior to and after entering into this Eighth Amendment.

8.	Miscellaneous.

(a)         Continued Effectiveness of the Loan Agreement and the Other Documents.  Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Eighth Amendment Effective Date (i) all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Eighth Amendment and (ii) all references in the Other Documents to the “Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Eighth Amendment.  To the extent that the Loan Agreement or any Other Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Eighth Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders under the Loan Agreement or any Other Document, nor constitute an amendment of any provision of the Loan Agreement or any Other Document.

(b)         Counterparts.  This Eighth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Eighth Amendment by fax or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Eighth Amendment.  Original signature pages shall promptly be provided to Agent.

(c)        Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Eighth Amendment for any other purpose.

(d)         Costs and Expenses.  Borrowers agree to pay on demand all fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Eighth Amendment.

(e)         Eighth Amendment as Other Document.  Each Loan Party hereby acknowledges and agrees that this Eighth Amendment constitutes an “Other Document” under the Loan Agreement.  Accordingly, it shall be an Event of Default under the Loan Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Eighth Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Eighth Amendment (subject to any applicable notice or grace periods under the Loan Agreement).

(f)          Severability.  Any provision of this Eighth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)         Governing Law.  This Eighth Amendment shall be governed by and construed in accordance with, the laws of the State of New York.

(h)        Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS EIGHTH AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

US BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	President and Chief Executive Officer

Signature Page to Eighth Amendment to A&R Loan Agreement

CANADIAN BORROWERS:

D & V ELECTRONICS LTD.

By:	/s/ Kalina Loukanov
Name:	Kalina Loukanov
Title:	Acting Chief Executive Officer

DIXIE ELECTRIC LTD.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

DIXIE ELECTRIC INC.

By:	/s/ Selwyn Joffe
Name:	Selwyn Joffe
Title:	Chief Executive Officer

Signature Page to Eighth Amendment to A&R Loan Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Albert Sarkis
Name:	Albert Sarkis
Title:	Senior Vice President

Signature Page to Eighth Amendment to A&R Loan Agreement

WEBSTER BUSINESS CREDIT, A DIVISION OF WEBSTER BANK, N.A.

By:	/s/ John R. Saffioti
Name:	John R. Saffioti
Title:	Director, Asset Based Lending

Signature Page to Eighth Amendment to A&R Loan Agreement

BANK HAPOALIM B.M.

By:	/s/ Thomas J. Vigna
Name:	Thomas J. Vigna
Title:	Senior Vice President

By:	/s/ Michael Gorman III
Name:	Michael Gorman III
Title:	First Vice President

Signature Page to Eighth Amendment to A&R Loan Agreement

CATHAY BANK

By:	/s/ James Campbell
Name:	James Campbell
Title:	Senior Vice President

Signature Page to Eighth Amendment to A&R Loan Agreement

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Frank Mancini
Name:	Frank Mancini
Title:	First Vice President

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Senior Vice President

Signature Page to Eighth Amendment to A&R Loan Agreement

EXHIBIT 1.2(a)

[FORM OF] COMPLIANCE CERTIFICATE

See attached.

Exhibit 1.2(a)